Exhibit 10.5

Summary of the principal terms of the lease agreements
between Finisar Israel (formerly Red-C Optical Networks Ltd.) and Kiryat Atidim
(Original document in Hebrew)

Beginning on April 1, 2005, Red-C Optical Networks Ltd. (now Finisar Israel) entered into a lease agreement with Landlord Kiryat Atidim regarding office space located at Atidim Technology Park, Building #3, POB 58101, Tel Aviv 61580 Israel. The initial term of 5 years was renewed in 2010 for an additional 5 years running until April 1, 2015. The current total leased space is 2,046 square meters.

The current monthly rental payment is ILS 239,505, which is adjusted annually to the change in the Israeli Consumer Price Index. There is no security deposit required under the terms of the lease. Finisar Israel is entitled to terminate the lease for part of the premises or terminate the lease entirely without penalty by giving the landlord 12 months prior notice. The lease agreement also contains customary terms and conditions.